Exhibit 5.1

January 22, 2020

AdaptHealth Corp.
220 West Germantown Pike, Suite 250
Plymouth Meeting, PA 19462

Re:          Form S-3 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to AdaptHealth Corp., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-3 to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement relates to the issuance from time to time by the Company of up to 12,666,666  shares of its Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), which includes (a) 8,333,333 shares of Class A Common Stock issuable upon the exercise of 8,333,333 warrants that were issued in the Company’s initial public offering pursuant to a prospectus dated February 15, 2018 (the “Public Warrants”), and (b) 4,333,333 shares of Class A Common Stock issuable upon the exercise of 4,333,333 warrants that were initially issued to Deerfield/RAB Ventures LLC (the “Sponsor”) in a private placement that occurred simultaneously with the closing of the Company’s initial public offering (the “Private Placement Warrants”). The Registration Statement also relates to the offer and sale by certain selling securityholders named in the Registration Statement (the “Selling Securityholders”) of up to (a) 75,053,512 shares of Class A Common Stock (the “Secondary Shares”) and (b) 4,333,333 Private Placement Warrants.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinions set forth below, we examined and relied upon such certificates, corporate records, agreements, instruments and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for the opinions. In rendering the opinions set forth below, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (a) the second amended and restated certificate of incorporation of the Company, as in effect on the date hereof, (b) the amended and restated bylaws of the Company, as in effect on the date hereof, (c) the Registration Statement, (d) resolutions of the board of directors of the Company relating to, among other matters, the issuance of the Public Warrants and the Private Placement Warrants and the shares of Class A Common Stock underlying the Public Warrants and the Private Placement Warrants and the filing of the Registration Statement, (e) the Form of Warrant Agreement, dated February 13, 2018, by and between the Company and Continental Stock Transfer & Trust Company, (f) the Warrant Purchase Agreement, dated as of February 15, 2018, by and between the Company and Deerfield/RAB Ventures, LLC and (g) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, that all parties to such documents had the power, corporate or other, to enter into and perform all obligations thereunder and all such documents have been duly authorized by all requisite action, corporate or other, and duly executed and delivered by all parties thereto. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

On the basis of the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1.                                      The Secondary Shares are validly issued, fully paid and nonassessable.

2.                                      The Private Placement Warrants constitute valid and binding obligations of the Company enforceable in accordance with their terms.

3.                                      The shares of Class A Common Stock issuable upon the exercise of the Public Warrants have been duly authorized and reserved for issuance by the Company upon exercise of the Public Warrants and, when issued and delivered in accordance with the terms of the Form of Warrant Agreement, will be validly issued, fully paid and nonassessable.

4.                                      The shares of Class A Common Stock issuable upon the exercise of the Private Placement Warrants have been duly authorized and reserved for issuance by the Company upon exercise of the Private Placement Warrants and, when issued and delivered in accordance with the terms of the Form of Warrant Agreement, will be validly issued, fully paid and nonassessable.

The opinions expressed herein are based upon and limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. We express no opinion herein as to any other laws, statutes, regulations or ordinances. The opinions expressed herein that are based on the laws of the State of New York are limited to the laws generally applicable in transactions of the type covered by the Registration Statement.

The opinion set forth in paragraphs 2. above is qualified in that the legality or enforceability of the documents referred to therein may be (a) subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, (b) limited insofar as the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and the discretion of the court before which any enforcement thereof may be sought and (c) subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) including principles of commercial reasonableness or conscionability and an implied covenant of good faith and fair dealing.  Insofar as provisions of any of the documents referenced in this opinion letter provide for indemnification or contribution, the enforcement thereof may be limited by public policy considerations.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Securities Act.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Selling Securityholders or the Secondary Shares, Private Placement Warrants or Public Warrants.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP
Willkie Farr & Gallagher LLP